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                                                                      EXHIBIT 10
                                                                  FINAL 11/30/05

                                    AGREEMENT

     THIS AGREEMENT (the "AGREEMENT") is made as of the 16th day of December, 2005, among ALLETE, Inc., a Minnesota corporation ("ALLETE"), Wisconsin Public Service Corporation, a Wisconsin corporation ("WPSC") and WPS Investments, LLC, a Wisconsin limited liability company ("WPSI"). WPSC and WPSI are sometimes referred to herein collectively as "WPS." Each of ALLETE, WPSC and WPSI is sometimes referred to herein as a "PARTY" or collectively as the "PARTIES."

     WHEREAS, WPSC and ALLETE were originally joint applicants in connection with the construction of a 345 kV transmission line, which is planned to run from ALLETE's Arrowhead substation located near Duluth, Minnesota to American Transmission Company LLC's ("ATCLLC") Weston substation, located near Wausau, Wisconsin (the "PROJECT");

     WHEREAS, in connection with the initial joint development of the Project, WPSC and ALLETE agreed that ALLETE would have the right to purchase a portion of the Project located in Wisconsin ("PROJECT RIGHT"); and

     WHEREAS, the primary responsibility for the Project was transferred to ATCLLC in 2003, pursuant to the November 8, 2002 agreement among ATCLLC, ATC Management Inc. ("ATCMI") (ATCLLC and ATCMI may be collectively referred to herein as "ATC"), WPSC and WPSI (WPSC and WPSI may be collectively referred to herein as "WPS") ("TRANSFER AGREEMENT"), and as approved by the Public Service Commission of Wisconsin ("PSCW") in Docket 05-AE-115 (Order dated April 17,
2003), and by the Federal Energy Regulatory Commission ("FERC") in AMERICAN TRANSMISSION CO. LLC, ET AL., 102 FERC paragraph 62,172 (2003);

     NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Parties hereby agree as follows:

1. PURPOSE OF AGREEMENT. The Parties have determined it is preferable that, rather than exercising its Project Right, ALLETE or ALLETE's designated affiliate (collectively referred to herein as "ALLETE"), funds a portion of ATC's monthly capital calls to WPS pursuant to the Transfer Agreement ("PROJECT CAPITAL CALLS"); and in exchange for ALLETE's funding of such Project Capital Calls, ALLETE receives Member Units (as such term is defined in the ATCLLC Operating Agreement dated as of January 1, 2001) in ATCLLC, and Class A Common Stock (as such term is defined in the ATCMI Shareholders Agreement dated as of January 1, 2001) in ATCMI.

     ALLETE is willing to relinquish its Project Right in exchange for funding $60 million in Project Capital Calls by the end of 2006.

2.   ALLETE   PARTICIPATION   IN  PROJECT  CAPITAL  CALLS.  The  Parties  hereby
     acknowledge and agree that:

        i. PROJECT CAPITAL CALLS: Commencing with the first Project Capital Call on or after the Effective Date (as defined in Section 5 below) and subject to the terms of this Agreement, ALLETE shall fund 72% of each Project Capital Call; provided however,

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                                                                  FINAL 11/30/05

             if the Effective Date occurs after the December 2005 Project Capital Call, but before the January 2006 Project Capital Call, is funded, ALLETE shall fund 78% of each Project Capital Call beginning with the January 2006 Project Capital Call. If the Effective Date occurs after the January 2006 Project Capital Call has been funded, the Parties shall cooperate in good faith to modify ALLETE's percentage participation in Project Capital Calls for the remainder of 2006 with the intent that the modified ALLETE percentage participation will allow ALLETE to fund a total of $60 million in Project Capital Calls by the end of 2006. If, following the May 2006 Project Capital Call, the Parties reasonably determine that ALLETE's then-current percentage participation in Project Capital Calls will not likely result in ALLETE being able to fund $60 million in Project Capital Calls by the end of 2006, then the Parties shall agree to a one-time increase to ALLETE's percentage participation in Project Capital Calls, beginning with the June 2006 Project Capital Call. Such increased participation percentage will not exceed 100% of such Project Capital Calls but will be based on an intent to modify ALLETE's percentage participation to allow ALLETE to fund a total of $60 million in Project Capital Calls by the end of 2006.

        ii. FUNDING OF PROJECT CAPITAL CALLS: In the event that WPS, under the ATC-WPS Agreements (as such term is defined in Section 6(b) below), has the right to refuse to participate in a Project Capital Call, ALLETE shall also have the right, but not the obligation, to refuse to participate in such Project Capital Call.

3. TERMINATION OF PROJECT RIGHT. Upon ALLETE's funding of a total of $60 million in Project Capital Calls by the end of 2006, or in the event of WPS's termination of this Agreement in accordance with Section 7(i) below, ALLETE's Project Right shall automatically terminate; provided, however, if ALLETE is not offered the opportunity to fund a total of $60 million in Project Capital Calls by the end of 2006, then the Parties shall negotiate in good faith an amendment to this Agreement that preserves and reinstates, to the maximum extent possible, each Party's benefits of the bargain as set forth in this Agreement.

4. TRANSACTION DOCUMENTS. In order to effectuate the transaction contemplated in this Agreement, the Parties acknowledge and agree that the following agreements must be fully executed and delivered in addition to this
     Agreement:

        i. Transfer Agreement Amendment, as defined in Section 9 below, among ATCLLC, ATCMI, WPSC and WPSI;
        ii.  Operating Agreement between ATCLLC and ALLETE; and
        iii. Subscription Agreement among ATCLLC, ATCMI and ALLETE.

     This Agreement and the agreements listed in subsections (i) through (iii) above are collectively referred to herein as the "TRANSACTION DOCUMENTS."

5. TERM AND EFFECTIVE DATE. The term of this Agreement shall commence as of the date first written above and shall expire when ALLETE has funded $60 million in Project Capital Calls, unless extended or earlier terminated as provided herein ("TERM"). The "EFFECTIVE DATE" shall be the date on which all Required Approvals, as set forth in Section 9 below, have been received and all Transaction Documents have been fully executed and delivered.

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6.   REPRESENTATIONS AND WARRANTIES.

     a. Each of the Parties hereby represents and warrants to each of the other Parties that, from and after the Effective Date:

        i. This Agreement and the other Transaction Documents to which it is a party constitute valid and binding obligations of such Party, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, or similar laws or equitable remedies affecting creditors' rights generally;
        ii. There are no lawsuits, claims, complaints or investigations pending, or to its knowledge threatened, against it, by any governmental entity or third party that would reasonably be likely to prohibit, or otherwise have a materially adverse consequence on, the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party;
        iii. It has obtained all consents, authorizations and approvals, and taken all other actions, that are required for it to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and
        iv. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party will not: result in a material breach under any agreements to which it is a party, or constitute a violation of any applicable federal, state or local governmental law, regulation or order.

     b. Each of WPSC and WPSI  further  represents  and warrants to ALLETE that:
        (i) all agreements between it and ATCLLC and/or ATCMI, which relate to the Project and are reasonably necessary for WPSC and WPSI to cede to ALLETE a percentage of their rights to participate in Project Capital Calls as set forth herein (the "ATC-WPS AGREEMENTS"), are in full force and effect; and (ii) neither it nor ATC is in violation or breach under any of the ATC-WPS Agreements, and it has received no notice and has no knowledge of any claim alleging a violation or breach under the ATC-WPS Agreements, which would reasonably be likely to prohibit or otherwise materially affect the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. WPSC and WPSI shall promptly notify ALLETE in writing of any party's termination, violation or breach, or claim or notice therefor, under any of the ATC-WPS Agreements. Any termination of the ATC-WPS Agreements, before the termination of the Project Right under Section 3 above, shall have no effect on the Project Right.

The Parties' representations and warranties set forth in this Section 6 shall survive until the earlier of the expiration of the Term or termination of this Agreement.

7.   TERMINATION. This Agreement may be terminated upon prior, written notice:

        i. by either WPS or ALLETE if any representation or warranty made by the other Party under this Agreement or any of the other Transaction Documents shall prove to have been materially false or misleading when made or ceases to remain true during the

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                                                                  FINAL 11/30/05

             Term or if the other Party breaches any of its obligations under this Agreement, if such cessation or breach would reasonably be expected to have a materially adverse consequence on the other Party or the transactions contemplated in the Transaction Documents, provided that, if cure of the underlying condition that resulted in the untruth or cure of the breach would result in it having no materially adverse consequence on the other Party or the transactions contemplated in the Transaction Documents, such condition or breach has not been cured within thirty (30) days after receipt of written notice from the other Party;

        ii.  by ALLETE in the event of ATC's:  (i)  dissolution or  liquidation;
             (ii) assignment of any of its rights under the Transaction Documents for the benefit of creditors; or (iii)voluntarily filing, or having filed against it, a petition in bankruptcy or insolvency or for reorganization or arrangement under United States bankruptcy laws or the insolvency act of any State; or

        iii. by ALLETE for all future Project Capital Calls in the event that any of the agreements described in Section 4(i) - (iii) above expires or is terminated; provided however, if ALLETE terminates this Agreement under this subpart (iii), the Parties shall negotiate in good faith an amendment to this Agreement that preserves and reinstates, to the maximum extent possible, each Party's benefits of the bargain as set forth in this Agreement.

8. ASSIGNMENT. The Parties' respective rights and obligations under this Agreement may be assigned only with the written consents of the other Parties hereto, which consents shall not be unreasonably withheld or unduly delayed; PROVIDED HOWEVER, any Party may, without the other Parties' consents, assign all or part of its rights and obligations hereunder to its affiliated company including, without limitation, its successor in interest by way of merger, consolidation or sale of all or substantially all of its assets. This Agreement shall be binding upon and shall inure to the benefit of the Parties, their respective successors and permitted assigns, but shall not confer any rights or remedies upon any third party. Any purported assignment of this Agreement without the written consent of the other Parties, if required hereunder, shall be null and void.

9. REGULATORY AND OTHER REQUIRED APPROVALS. This Agreement is expressly conditioned on: (i) the PSCW's approval of an amendment to the Transfer Agreement, to facilitate ALLETE's participation in Project Capital Calls as set forth in Sections 1 and 2 above ("TRANSFER AGREEMENT AMENDMENT"); (ii) FERC 203 approval of ALLETE's acquisition of Member Units in ATCLLC and Class A Common Stock in ATCMI; and (iii) the approval of the ATCMI Board of Directors, which is attached as EXHIBIT A hereto and made a part hereof ("ATCMI BOARD OF DIRECTORS' APPROVAL"). (Collectively, subparts (i), (ii) and (iii) are referred to herein as "REQUIRED APPROVALS.") The Parties shall cooperate in good faith in seeking all Required Approvals necessary to effectuate this Agreement and the other Transaction Documents. If a Party receives notice, or otherwise becomes aware, that another regulatory approval is required in order to effectuate this Agreement or the other Transaction Documents, such Party shall notify the other Parties via telephone as soon as practicable, and they shall cooperate in good faith to obtain such additional regulatory approval as expeditiously as possible.

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                                                                  FINAL 11/30/05

10. SEVERABILITY. If: (i) any term of this Agreement is determined to be invalid, illegal or unenforceable by any court or governmental authority having jurisdiction; or (ii) one or more of the Required Approvals set forth in Section 9 above is not obtained by May 15, 2006, or is denied or conditioned in a manner that materially adversely affects a Party's respective benefits and obligations hereunder, then the Parties shall negotiate in good faith a new provision or new agreement that will be legally enforceable, or gain such Required Approvals as applicable, and to the maximum extent possible, restore each Party's benefits of the bargain contained in this Agreement.

11. COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

       IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties hereto on the date first written above.



WISCONSIN PUBLIC SERVICE                ALLETE, INC.
CORPORATION

By: /s/ Larry L. Weyers                 By: /s/ Donald J. Shippar
   -----------------------------------     -------------------------------------
 Name: Larry L. Weyers                    Name: Donald J. Shippar
 Title: Chairman and Chief Executive           ---------------------------------
        Officer                           Title: President & CEO
                                                --------------------------------



WPS INVESTMENTS, LLC
BY WPS RESOURCES CORPORATION, ITS MANAGER

By: /s/ Larry L. Weyers
   -----------------------------------
 Name: Larry L. Weyers
 Title: Chairman, President and Chief
        Executive Officer





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